Exhibit 5.11

[Greenberg Traurig Letterhead]

May 6, 2011

ClubCorp Club Operations, Inc.

3030 LBJ Freeway, Suite 600

Dallas, Texas 75234

Ladies and Gentlemen:

We have acted as special Georgia counsel to those entities listed on Schedule A attached hereto and made a part hereof (each, a “Guarantor”, and collectively, the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by ClubCorp Club Operations, Inc., a Delaware corporation (the “Company”), the Guarantors and the other registrant guarantors named therein with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to $415,000,000 aggregate principal amount of 10% Senior Notes due 2018 (the “Exchange Notes”) and the issuance by the Company, the Guarantors and the other guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes. The Exchange Notes will be issued under, and the Guarantees are issued as provided in, an Indenture dated as of November 30, 2010 (the “Indenture”), among the Company, the guarantors named therein (including the Guarantors) and Wilmington Trust FSB, as trustee (the “Trustee”). The Company will offer the Exchange Notes and the Guarantees in exchange for up to $415,000,000 aggregate principal amount of its outstanding 10% Senior Notes due 2018 and the related guarantees.

We have examined the Indenture and certain provisions of the Registration Statement relating to indemnities by the Guarantors, each of which was provided to us by counsel to the Company.  We have also reviewed the organizational documents of each Guarantor listed on Schedule A (the “Organizational Documents”), the resolutions and consents listed on Schedule A (the “Resolutions”), an Officer’s Certificate of the Guarantors dated May 6, 2011 (the “May Officer’s Certificate”) and all other documents we believe are necessary to render our opinions.  As to questions of fact material to our opinions, we have relied upon and assumed the correctness of certificates by public officials and resolutions, certificates and statements by representatives of the Guarantors, including the May Officer’s Certificate, and the factual representations and warranties set forth in the documents listed in the first paragraph of this opinion letter (collectively, the “Transaction Documents”), all without investigation.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have assumed that the Exchange Notes and the Indenture are the Company’s valid and legally binding obligations and that the Indenture is the valid and legally binding obligation of the Company, the guarantors named therein (excluding the Guarantors) and the Trustee.

References in this opinion letter to the “State” means the State of Georgia. We express no opinion with respect to any law other than the law of the State.

All statements made “to our knowledge” are made solely to the current actual knowledge of the attorneys of this firm who are directly involved with this project, and without any inquiry or investigation.

Based on the foregoing, and subject to the qualifications, assumptions and exceptions herein contained, and based on the laws of the State currently in effect, we are of the opinion that:

1.             Each of the Guarantors other than ClubCorp Golf of Georgia, L.P. is a corporation validly existing and in good standing under the laws of the State. ClubCorp Golf of Georgia, L.P. is a limited partnership validly existing and in good standing under the laws of the State.

2.             Each Guarantor has the corporate or limited partnership, as applicable, power and authority to execute and deliver the Indenture and to perform its obligations thereunder.

3.             Each of the Guarantors has duly authorized, executed, and delivered the Indenture.

4.             Each Guarantor’s Guarantee has been duly authorized by each of the Guarantors, and duly executed and issued by virtue of each Guarantor’s execution of the Indenture.

5.             The execution and delivery by each Guarantor of the Indenture and the consummation of the transaction contemplated thereby does not (a) conflict with or violate any provision of the respective Guarantor’s Organizational Documents, (b) conflict with or violate any State law, rule, or regulation applicable to any Guarantor, or (c) to our knowledge, conflict with any order identified to us by any Guarantor and issued by any court or governmental agency or body and binding on any Guarantor.

The opinions set forth in this letter are further subject to the following assumptions, qualifications and limitations:

Our opinions in paragraphs 1 and 2 above are based on good standing certificates of the Guarantors issued by the State and listed on Schedule A attached hereto and all documents we believe are neccessary to render such opinions.

This opinion letter not to be construed as a guaranty.

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This opinion letter is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. In particular, we have rendered no opinion herein with respect to any: (a) federal or state tax laws or regulations; (b) ordinance or regulation requiring any zoning, planning, building, occupancy or other similar approval or permit or any other ordinance or regulation of any county, municipality, township or other political subdivision of the State; (c) Federal Reserve Board margin regulations; (d) pension and employee benefit laws and regulations; (e) federal or state antitrust or unfair competition laws and regulations; (f) federal or state laws or regulations concerning filing or notice requirements (e.g., Hart-Scott-Rodino and Exon-Florio); (g) compliance with fiduciary duty requirements; (h) federal or state environmental laws or regulations; (i) federal or state securities or blue sky disclosure laws or regulations; (j) federal or state racketeering laws or regulations (e.g., RICO); (k) federal or state health and safety laws or regulations (e.g., OSHA); (l) federal or state labor laws or regulations; (m) federal or state laws, regulations and policies concerning national emergency, possible judicial deference to acts of sovereign states and criminal and civil forfeiture laws; (n) other federal or state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); (p) state usury laws; (q) liquor licensing laws; (r) local laws, regulations or ordinances; or (s) other laws, rules and regulations that apply to the Guarantors as a result of the type of business in which the Guarantors are engaged (as opposed to laws applicable to business entitities generally). We have further assumed the compliance of the Transaction Documents and with all federal and state securities laws.

We have been retained to act as special Georgia counsel to the Guarantors in connection with the Loan. We are not general counsel to the Guarantors and are not generally informed as to their business affairs.

The foregoing opinions may be relied upon by your counsel, Simpson Thacher & Bartlett LLP, in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement, but not otherwise.

Very Truly Yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP

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SCHEDULE A

LIST OF GUARANTORS AND CORRESPONDING ORGANIZATIONAL DOCUMENTS, RESOLUTIONS, AND CERTIFICATES OF EXISTENCE REVIEWED BY GREENBERG TRAURING, LLP FOR GEORIA ENTITITIES

Guarantors	Documents
ClubCorp Golf of Georgia, L.P.

Organizational Document:

•      Certificate of Limited Partnership dated March 8, 1999

•      Third Amended and Restated Limited Partnership Agreement, dated as of November 10, 2010

Authorizing Resolution:

•      Written Consent of General Partner, dated as of November 9, 2010

Certificate of Existence of the Georgia Secretary of State:

•      Issued on March 15, 2011

Northwood Management Corp.

Organizational Documents:

•      Amended and Restated Articles of Incorporation, dated as of November 15, 2010

•      Amended and Restated By-laws

Authorizing Resolutions:

•      Omnibus Consent In Lieu of Special Meetings of Directors, dated as of November 9, 2010

•      Consent In Lieu of Special Meeting of Shareholders, dated as of November 9, 2010

Certificate of Existence of the Georgia Secretary of State:

•      Issued on March 15, 2011

Guarantors	Documents
191 Club, Inc.

Organizational Documents:

•      Amended and Restated Articles of Incorporation, dated as of November 15, 2010

•      Amended and Restated By-laws

Authorizing Resolutions:

•      Omnibus Consent In Lieu of Special Meetings of Directors, dated as of November 9, 2010 • Consent In Lieu of Special Meeting of Shareholders, dated as of November 9, 2010 Certificate of Existence of the Georgia Secretary of State: • Issued on March 15, 2011

First City Club Management, Inc.

Organizational Documents:

•      Amended and Restated Articles of Incorporation, dated as of November 15, 2010

•      Amended and Restated By-laws

Authorizing Resolutions:

•      Omnibus Consent In Lieu of Special Meetings of Directors, dated as of November 9, 2010

•      Consent In Lieu of Special Meeting of Shareholders, dated as of November 9, 2010

Certificate of Existence of the Georgia Secretary of State:

•      Issued on March 15, 2011

GP Bear’s Best Atlanta, Inc.

Organizational Documents:

•      Amended and Restated Articles of Incorporation, dated as of November 15, 2010

•      Amended and Restated By-laws

Authorizing Resolutions:

•      Omnibus Consent In Lieu of Special Meetings of Directors, dated as of November 9, 2010

•      Consent In Lieu of Special Meeting of Shareholders, dated as of November 9, 2010

Certificate of Existence of the Georgia Secretary of State:

•      Issued on March 15, 2011

The Buckhead Club, Inc.	Organizational Documents: • Amended and Restated Articles of Incorporation, dated as of November 15, 2010 • Amended and Restated By-laws Authorizing Resolutions:

•      Omnibus Consent In Lieu of Special Meetings of Directors, dated as of November 9, 2010

•      Consent In Lieu of Special Meeting of Shareholders, dated as of November 9, 2010

Certificate of Existence of the Georgia Secretary of State:

•      Issued on March 15, 2011